Bank of South Carolina Corporation Increases Dividend

CHARLESTON, S.C., June 21 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, increased the quarterly dividend by 14.3% to $.16 per share payable July 31, 2007 to shareholders of record as of July 2, 2007. This is the 71st consecutive dividend paid by the Company. This increase reflects the earnings growth the Company has achieved and a commitment to share this success with the shareholders.

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.

SOURCE Bank of South Carolina Corporation
-0- 06/21/2007
/CONTACT: William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.banksc.com/
(BKSC)

CO: Bank of South Carolina Corporation
ST: South Carolina
IN: FIN
SU: DIV